Exhibit 10.2

EIGHTH AMENDMENT TO THAT 2012 HOME SERVICES PROVIDER AGREEMENT

This Eighth Amendment (the “Eighth Amendment”) to that certain DIRECTV, Inc. 2012 Home Services Provider Agreement dated October 15, 2012 (the “Agreement”) by and Multiband Field Services, Inc. (“Contractor”), and DIRECTV, LLC (“DIRECTV”), is hereby made and entered into this first (1st) day of January, 2015 (the “Eighth Amendment Effective Date”), as follows:

1.  Amendment.  For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto amend the Agreement, pursuant to paragraph 16 and paragraph 25.d. thereof, as follows:

A.Term.  Section 7 of the Agreement (“Term”) is hereby deleted in its entirety and replaced with the following.

7.Term. The term (the “Term”) of this Agreement shall be effective as of the date written above (the "Effective Date") and shall continue until October 15, 2018.  The Term will automatically renew thereafter for additional, individual one-year periods (each such year a “Renewal Term”), unless either Contractor or DIRECTV gives written notice of termination at least ninety (90) days in advance of expiration of the then-current Term.  The Agreement shall also be terminable for "cause" as set forth herein.

B.EXHIBIT 3.e.(v). Exhibit 3.e.(v) (“PERFORMANCE STANDARDS: CHARGEBACKS and PERFORMANCE INCENTIVES”) of the Agreement shall be deleted in its entirety and replaced with the following:

EXHIBIT 3.e.(v)

PERFORMANCE STANDARDS: PERFORMANCE INCENTIVES AND CHARGEBACKS

Incentive / Charge Back Matrix 2012 HSP Agreement					Work Order Type eligible for calculation

Service within 30 days- Residential					New, Former, Upgrade, & Service
DMA	Charge Back 2	Charge Back 1	Incentive 1	Incentive 2
All	7.00% or greater	6.25% or greater	5.00% or less	4.50% or less
Incentive / Chargeback	$4.00 each	$3.00 each	$2.50 each	$3.50 each
SOS30			6% or less an additional $0.50 each

Service within 30 days- Commercial					New, Former, Upgrade, & Service Commercial
DMA	Charge Back			Incentive
All	8.50% or greater			7.00% or less
Incentive / Chargeback	$20.00 each			$20.00 each

CCK Take Rate Percentage					Eligible Activities w/ a closed CCK-All WOs
DMA	Charge Back		Incentive 1	Incentive 2
All	CCK RPR less than 90.00%		0.01% - 2.99% above DMA goal	3.00% or greater above DMA goal
Incentive / Chargeback	$8.00 each		$8.00 each	$10.00 each

Average Days to First Available Production					New, Former & Upgrade
DMA	Charge Back 2	Charge Back 1	Incentive 1	Incentive 2
All	6.00 or greater	5.00 or greater	4.00 or less	3.00 or less
Incentive / Chargeback	$6.00 each	$5.00 each	$5.00 each	$6.00 each

Average Days to First Available Service					Service
DMA	Charge Back 2	Charge Back 1	Incentive 1	Incentive 2
All	3.50 or greater	3.00 or greater	2.50 or less	2.00 or less
Incentive / Chargeback	$6.00 each	$5.00 each	$5.00 each	$6.00 each

Equipment Return Rate					IRD Returns
DMA	Charge Back			Incentive
All	80.00% or less			90.00% or greater
Incentive / Chargeback	$5.00 each IRD			$5.00 each IRD

Appointment Success					New, Former, Upgrade, & Service
DMA	Charge Back 2	Charge Back 1 82.00% or less	Incentive 1 85.00% or greater	Incentive 2
All	79.00% or less			88.00% or greater
Incentive / Chargeback	$4.00 each	$3.00 each	$3.00 each	$4.00 each

Post Call Index Score					New, Former, Upgrade, & Service
DMA	Charge Back 2	Charge Back 1	Incentive 1	Incentive 2
All	93 or less	93.5 or less	95 or greater	97 or greater
Incentive / Chargeback	$2.00 each	$1.00 each	$1.00 each	$2.00 each

Net Promoter Score - Production					New, Former & Upgrade
DMA			Incentive 1	Incentive 2
All			87% or greater	90% or greater
Incentive / Chargeback			$2.50 each	$3.50 each

Net Promoter Score - Service					Service
DMA			Incentive 1	Incentive 2
All			80% or greater	83% or greater
Incentive / Chargeback			$2.50 each	$3.50 each

Completion Rate					New
DMA	Charge Back			Incentive
By DMA	Provided Quarterly			Provided Quarterly
Incentive / Chargeback	$2.00 each			$2.00 each

Definitions and calculations:

Service within 30 days- Residential shall mean the created service call percentage within thirty days of a prior closed residential truck roll activity.   Residential closed activity includes the following work order types: New Install / Former Customer Installs / Upgrades / Service, calculated monthly. If DMA finishes in incentive for Service within 30 days and 6% or less of created service last month had a prior work order type of service (SOS), an additional $0.50 per WO will be added to incentive payment.

Total created residential service activities from the 1st day of last month through the last day of last month DIVIDED BY total closed residential activities last month

Service within 30 days- Commercial shall mean the opened commercial service call percentage within thirty days of a prior closed commercial truck roll activity.  Commercial closed activity includes the following work order types:  New Install, Former Customer, Upgrades, and Service, calculated monthly.  This metric will be calculated at the organization level.

Total created commercial service activities from the 1st Day of last month through the last day of last month DIVIDED BY total closed commercial activities last month

CCK Take Rate Percentage shall mean the percentage of account level broadband DECAs calculated as added on eligible activities closed with a Broadband Eligible Order Line Item within a month.  DIRECTV’s report shall be pulled on the eighth day of each month for the prior month’s activity. Eligibility for incentive requires a 90% or better CCK Return Path Rate (CCK RPR) at the DMA level.  A successful CCK callback requires two pings to register within 7 days of work order closure along with a closed Broadband Eligible OLI and Closed DECA (internal, wired, or external wireless).  Chargeback will be determined based on CCK RPR only, not CCK take rate.  Individual DMA take rate goals will be set based on 2014 performance and company goals.

Added DECAs on eligible closed work orders  DIVIDED BY  total broadband eligible order line items on eligible closed work orders

Average Days To First Available - Production shall mean the average number of days to first available date on all created New Installation, Former, and Upgrade activities within a month.  The first available date refers to the first date within the scheduling tool that is available for a customer to select.

Total number of days from activity created date to first available date for New Installation, Former and Upgrade activities DIVIDED BY the total number of Created New Installation, Former & Upgrade activities

Average Days To First Available - Service shall mean the average number of days to first available date on all created Service activities within a month.  The first available date refers to the first date within the scheduling tool that is available for a customer to select.

Total number of days from activity created date to first available date for Service activities DIVIDED BY the total number of Created Service activities

Equipment Return Rate shall mean non-scrapped, advanced product receivers returned to DIRECTV Repair facilities from equipment swap replacements in the field on service call and upgrade work order types.  This is measured 45 days after the last day of the month in which the swap is recorded (equipment returns subsequent to the applicable return period will not be reconciled).  Each returned IRD is validated by CAM ID and serial number.

Received Advanced IRDs DIVIDED BY Swapped & Replaced Advanced IRDs

Appointment Success shall mean the percentage of all closed activities in which the technician (i) arrived within the appointment window, (ii) had no prior negative reschedule activity, or (iii) had no  “Where’s My Tech” Field Service Requests.  This includes New Installs, Former Installs, Upgrades, & Service.

Total number of successful appointments met on closed activities DIVIDED BY the total number of closed activities.

Post Call Index Score shall mean the score as determined by DIRECTV’s third-party vendor outbound surveys.

Sum of Index Scores DIVIDED BY Number of Surveys

Net Promoter Score - Production shall mean the percentage equal to the number of customers who would recommend DIRECTV (promoters) minus the number of customers who would not recommend DIRECTV (detractors) divided by the total number of respondents.  Promoters are considered those individuals who answer with a score of 9 or 10, detractors 1-6.  This calculation is based on eligible closed new installations, former, and upgrade activities.

(# of Promoters - # of Detractors)  DIVIDED BY  # of Respondents

Net Promoter Score - Service shall mean the percentage equal to the number  of customers who would recommend DIRECTV (promoters) minus the number of customers who would not recommend DIRECTV (detractors) divided by the total number of respondents.  Promoters are considered those individuals who answer with a score of 9 or 10, detractors 1-6.  This calculation is based on eligible service activities.

(# of Promoters - # of Detractors) DIVIDED BY # of Respondents

Completion Rate shall mean completed New Install Work Order activities as a percentage of all Completed and Canceled New Install activities (excluding Administrative cancels as determined by DIRECTV), calculated monthly.  DIRECTV’s report shall be pulled on the eighth day of each month for the prior month’s activity.

Total Closed New Install activities DIVIDED BY the sum of total Closed New Install activities and total Controllable Cancels

Failure by Contractor to comply with either of the two Service within Thirty (30) Days minimum standards and/or either of the two Average Days To First Available appointment metrics  FOR THREE (3) CONSECUTIVE MONTHS within a particular DMA shall be deemed a material breach of this Agreement.  In the event of such a breach by Contractor, Contractor, as of that third consecutive month, will automatically be ineligible to receive incentive earnings, if any, for any metric in the applicable defaulting DMA and shall remain ineligible for any future incentive payment in that particular DMA until the underlying breach is cured.  Additionally, the gross, aggregate chargeback amount calculated for that DMA for that third consecutive month shall be charged back to Contractor.

Contractor shall have thirty (30) days from receipt of written notice of such failure to cure its default pursuant to section 8.b. of this Agreement (performance, in this case, shall be measured during the thirty (30) day period following the date of such notice); provided, however, that prior written notice shall not be required to notify Contractor should it become ineligible to receive incentive payments within the impacted DMA(s) as set forth herein.  Failure by Contractor to cure its material breach within this thirty (30) day period post written notification may result in immediate termination by DIRECTV at its sole discretion.  Any failure by Contractor to comply with any particular Performance Standard (other than the customer satisfaction score) for more than three (4) months in any twelve (12) month period during the Term within a particular DMA shall, upon written notification from DIRECTV, constitutes a non-curable material breach, providing DIRECTV with the option to immediately terminate this Agreement pursuant to section 8.c. of this Agreement.  In either event, DIRECTV may, short of termination, elect to remove Contractor from any current DMA (both performing and nonperforming) should Contractor be unable to cure the breach of these performance standards within the allotted cure period.   Furthermore, should Contractor be removed from a portion of a DMA strictly due to performance issues (i.e., a secondary provider is performing Fulfillment Services within one or more of Contractor’s designated DMAs), Contractor shall have sixty (60) days from this date of bifurcation to provide to DIRECTV an action plan (along with evidence of tangible resources, if applicable) reasonably acceptable to DIRECTV whereby DIRECTV can set a reasonable date for Contractor to re-enter the bifurcated portion of the DMA.  Contractor’s inability to provide such a plan within sixty days shall be considered a material breach and DIRECTV reserves all rights as it relates to its options hereunder.

ADDITIONAL PERFORMANCE-RELATED CHARGEBACKS/BONUSES

In addition to the above, Contractor may be subject to the following chargebacks or earn the following bonuses:

(i)

DIRECTV has implemented an “On Time Service Guarantee” program which will result in a credit to customers who experience a late-arriving technician or a missed appointment.  This will apply to all Installation, Mover, Upgrade or Service Call Work Orders for residential customers.  The customer shall  be eligible to receive a credit to his/her account if Contractor’s technician, including any Approved Subcontractor, has not arrived by the end of the appointment window (the applicable 4-hour window (or the applicable “first AM/last PM window” during Daylights Savings)).  To the extent that DIRECTV reasonably determines that the customer’s complaint regarding a late or missed appointment is legitimate, Contractor shall be subject to a charge back equal to $50.00.

(ii)

In the event that an Office of the President escalation, Contractor will be charged back DIRECTV’s actual cost (including programming or other account credits provided to the affected customer) plus a $50.00 handling fee if it is determined by DIRECTV, in its reasonable discretion, that the issue is based on the poor performance of Contractor, whatever that may be.  To the extent that the customer/pending customer elects to terminate the relationship with DIRECTV as a direct result of this poor performance, DIRECTV shall have the right to charge Contractor back an amount equal to $2,500.00 as a reasonable financial representation of the average market valuation for each DIRECTV customer.  Notwithstanding the foregoing, in the event that an Office of the President escalation is related to an appointment missed and it is reasonably determined by DIRECTV that Contractor or Contractor’s technician did not call or otherwise reasonably inform the customer that the appointment would not be met prior to the end of the applicable window (each an “OOP No Call – No Show”), Contractor shall be charged back an amount equal to $2,500.00.  In the event that the customer customer/pending customer elects to terminate the relationship with DIRECTV as a direct result of the OOP No Call – No Show, DIRECTV shall have the right to charge Contractor back an amount equal to $5,000.00 as a reasonable (i) financial representation of the average market valuation for each DIRECTV customer, and (ii) liquidated damages amount reflecting the damage to DIRECTV’s reputation as a result of the OOP No Call – No Show.

(iii)

In the event that Contractor scores below a score of 80 on any DIRECTV HSP Security/Fraud Prevention audit, DIRECTV shall charge the Contractor $10,000.00 as a reasonable penalty for failing to maintain a minimum level of security preventing fraud at the applicable Contractor site.  In the event that Contractor scores a 90 or above on a DIRECTV HSP Security/Fraud Prevention audit, DIRECTV will provide Contractor with a $10,000.00 bonus payment.

(iv)

In the event that Contractor scores below a score of 80 on any DIRECTV HSP Tandem QC audit, DIRECTV shall charge the Contractor $10,000.00 as a reasonable penalty for failing to maintain a minimum level of workmanship quality at the applicable Contractor site.  In the event that Contractor scores a 90 or above on a DIRECTV HSP Tandem QC audit, DIRECTV will provide Contractor with a $10,000.00 bonus payment.

(v)

In the event that it is reasonably validated by DIRECTV that any phone number other than the DIRECTV customer care number is left with a customer by a Contractor technician during a completed activity, Contractor will be charged $1,500.00 by DIRECTV. DIRECTV will evaluate whether the intention of the provided phone number reasonably appears to be an attempt to circumvent the normal process of a service order being created in order to impact the incentive metric calculation.

(vi)

Contractor shall maintain a Signature Capture percentage of greater than 80%. Signature Capture shall mean the percentage of work orders closed by a FSTP enabled technician where a digital signature was captured for lease agreements (and Protection Plan orders, if applicable) on new work order types and work order closure on upgrades, former installs, and service work order types.  This will be calculated at the Contractor organization level and failure to maintain greater than 80% in any month can result in a charged back of $1.00 per paid work order for the organization in that month.

C. Exhibit 11.  Exhibit 11 of the Agreement (“Marketing of DIRECTV Products to Customers”) shall be deleted in its entirety and replaced with the following:

EXHIBIT 11

Marketing of DIRECTV Products to Customers

THE DIRECTV PROTECTION PLAN

Upon mutual agreement of both Contractor and DIRECTV, Contractor may promote the DIRECTV Protection Plan and educate eligible customers as to its terms and conditions at the point of installation, service or upgrade of the DIRECTV System such that the customer will be familiar with the Protection Plan in order to elect to purchase the Protection Plan from DIRECTV upon service activation through a DIRECTV call center agent or, if approved by DIRECTV, through Contractor closing the installation, service or upgrade Work Order with a unique close code representing customer electing to purchase the Protection Plan service.

1.APPOINTMENT.  DIRECTV hereby appoints Contractor as its representative to market and promote subscriptions for the Protection Plan ("Subscriptions"), on the terms and conditions contained herein.  Contractor may market and promote Subscriptions only to single family residential household customers in the contiguous United States WHILE CONTRACTOR IS PERFORMING, PURSUANT TO THIS AGREEMENT, THE SERVICES ON BEHALF OF DIRECTV FOR THE CUSTOMER.  Contractor may market and promote Subscriptions only for the Protection Plan as described herein, and not any other services DIRECTV may currently offer or may offer in the future; provided, however, that DIRECTV may, in its sole discretion, elect to expand upon the products that Contractor may offer in which case this Exhibit 11 shall be amended to include the terms and conditions related to any such additional products.  DIRECTV may amend the terms of the Protection Plan from time to time on written notice to Contractor and Contractor shall be responsible for relaying the current terms of the Protection Plan to customers.  Contractor hereby accepts such appointment and shall use its best commercial efforts to market and promote Subscriptions.  Contractor may not sell any competing electronic product warranty program, including any program related to the DBS Service, throughout the term of this Agreement.

2.GENERAL OBLIGATIONS.

2.1TRAINING.  DIRECTV shall provide training and/or training materials regarding its Protection Plan to Contractor's training personnel, as DIRECTV reasonably deems necessary.  Contractor shall train its own employees to the satisfaction of DIRECTV.  DIRECTV may require Contractor's employees to attend supplementary training classes from time to time.  Contractor shall be responsible for all expenses and compensation of its employees during such training.

2.2PERSONNEL.  Contractor may allow its employees (including employees of Authorized Subcontractors only) to market and promote the Protection Plan, subject to the conditions herein.

2.3STANDARD POLICIES.  Contractor shall strictly comply with the standard policies and procedures of the Protection Plan as DIRECTV may promulgate for its representatives in written notices, guidelines, and bulletins, as the same may be amended from time to time (collectively "Policies").  The Policies shall be an integral part of this Agreement but may not impair any of Contractor's rights granted herein.

2.4STANDARD OF CONDUCT.  In all of its activities as a representative for DIRECTV and in its own DIRECTV System business, Contractor shall conduct itself in a commercially reputable and ethical manner, shall comply with all applicable laws, and shall engage in no deceptive sales practice or other practice which impugns DIRECTV's commercial reputation and goodwill.

3.TRANSMISSION OF CUSTOMER INFORMATION.  In the event that an eligible customer, after receiving the related materials and information, has expressed to Contractor an interest in purchasing the Protection Plan from DIRECTV, Contractor shall (i) obtain written confirmation of customer’s election (in a manner as shall be communicated by DIRECTV to Contractor), and (ii) transmit to DIRECTV, via DIRECTV’s Work Order system (“Siebel”), or other DIRECTV-specified data transmission procedure, notification of such customer’s interest.

4.RATES AND TERMS OF SERVICES.

4.1RATES.  DIRECTV shall determine the pricing, terms, and conditions of the Protection Plan in its discretion.  Contractor shall not represent that DIRECTV Protection Plan may be obtained on any different terms or rates, shall not impose additional or different terms and shall not offer customers any discount, rebate, or other material benefits in consideration for subscribing to it, except as expressly authorized by DIRECTV in writing.

4.2CHANGES.  DIRECTV may change the pricing, terms, conditions, and availability of its Protection Plan from time to time in its discretion.  DIRECTV shall notify Contractor of such changes as soon as practicable.  Contractor shall promptly replace point of sale materials as necessary.

4.3MISREPRESENTATIONS.  If Contractor misrepresents or fails to fully disclose any prices or other terms of the DIRECTV Protection Plan to any customer, it shall reimburse DIRECTV any amount which DIRECTV is compelled, or in its reasonable judgment according to its standard practices decides, to pay or credit the customer in compensation for such misrepresentation.  In addition, DIRECTV shall be entitled to offset any such payment or credit by DIRECTV to customers as a result of Contractor’s misrepresentations or omissions against any amounts owed to Contractor by DIRECTV.

5.CUSTOMER ORDERS FOR SERVICE.  Upon receipt of confirmation, via Siebel or other DIRECTV-specified data transmission procedure, that a specific customer has expressed interest in purchasing the Protection Plan, DIRECTV shall use its commercially reasonable efforts to finalize the sale of the Protection Plan to customer through agent activation or customer literature post activation.  All elections by customers to order the Protection Plan shall be subject to acceptance or rejection by DIRECTV in its discretion and Contractor understands and agrees that a customer may ultimately elect not to purchase the Protection Plan even if such customer had previously expressed to Contractor an interest in purchasing the Protection Plan. All Subscription fees shall be billed directly to the Subscriber by DIRECTV.

6.COMPENSATION.

6.1PROTECTION PLAN COMMISSIONS.  In consideration of Contractor's services in marketing and promoting the customer’s purchase of the DIRECTV Protection Plan, DIRECTV shall pay Contractor commissions ("Protection Plan Commissions") in the amounts and on the terms and conditions set forth below, upon both of the following events (collectively a "Protection Plan Activation"):

(a)DIRECTV's receipt of an Order for the Protection Plan from an eligible customer (i.e., an existing customer not yet subscribing to the Protection Plan or a new customer who has not yet indicated, pursuant to the pending services set forth within the applicable Work Order, that he/she has elected to subscribe to the Protection Plan at service activation) where such Order is evidenced by the customer acknowledging such in writing and transmitted via the DIRECTV handheld application (or evidenced by customer signature on the DIRECTV work order); and DIRECTV's acceptance of such Order of the Protection Plan; or

(b)DIRECTV's receipt of an Up-sell for the Protection Plan from an eligible customer (i.e., an existing customer that already subscribes to the $7.99 Protection Plan and is upsold by the technician to the $19.99 or $24.99 Premier Protection Plan,) where such Up-sell is evidenced by the customer acknowledging such in writing and transmitted via the DIRECTV handheld application (or evidenced by customer signature on the DIRECTV work order) and DIRECTV's acceptance of such Up-sell of the Protection Plan.

6.2COMMISSION RATE.

(a)DIRECTV shall pay Contractor a Protection Plan Commission, for its services in promoting Orders for the DIRECTV Protection Plan, on the terms and conditions in the Agreement and as described below:

Commission Tier	Take Rate Range	Commission Payment $7.99 Protection Plan	Commission Payment $19.99 or $24.99 Protection Plan	60-day Chargeback $7.99 Protection Plan	60-day Chargeback $19.99 or $24.99 Protection Plan
Tier 1	0% to 39.99%	$6	$6	$6	$6
Tier 2	40% to 49.99%	$8	$8	$8	$8
Tier 3	50% to 59.99%	$12	$12	$12	$12
Tier 4	60% or greater	$14	$14	$14	$14

A 0% to 39.99% take-rate will pay $6 Commission per sale for $7.99 Protection Plan sales and $6 Commission per sale for $19.99 or $24.99 Protection Plan sales, 40% to 49.99% take-rate will pay $8 per sale for $7.99 Protection Plan sales and $8 Commission per sale for $19.99 or $24.99 Protection Plan sales, etc. The Take-Rate is defined as the percentage of eligible customers electing to subscribe to the Protection Plan within a specific measurement period.  The take-rate calculation will be made monthly and based off volume from the previous calendar month.  A 60-day chargeback applies for each tier and will be equal to the corresponding Commission payment.  This commission will be calculated at the DMA level.

Protection Plan Up-sell Commission (Up-selling from existing $7.99 to the $19.99 or $24.99 Plan)
Commission Tier	Take Rate Range	Commission Payment $19.99 or $24.99 Protection Plan	60-day Chargeback $19.99 or $24.99 Protection Plan
Tier 1	0% to 2.99%	$10	$10
Tier 2	3% to 5.99%	$12	$12
Tier 3	6% to 9.99%	$16	$16
Tier 4	10% or greater	$20	$20

If a customer has an active or pending $7.99 Protection Plan subscription and the customer agrees to an Up-sell Protection Plan subscription to either the $19.99 or $24.99 Premier program, a 0% to 2.99% Up-sell take-rate will pay $10 Commission per sale for $19.99 or $24.99 Protection Plan sales, 3% to 5.99% Up-sell Take-Rate will pay $12 per sale for $19.99 or $24.99 Protection Plan sales, etc.  The take-rate calculation will be made monthly and based off volume from the previous calendar month.  A 60-day chargeback applies for each tier and will be equal to the corresponding Commission payment.  This commission will be calculated at the DMA level.

Protection Plan Stick Rate Kicker Commission
Commission Tier	Take Rate Range	Stick Rate Range 88% to 89.99%	Stick Rate Range 90% or greater
Tier 1	40% to 49.99%	$1	$2
Tier 2	50% to 59.99%	$3	$4
Tier 3	60% or greater	$4	$5

The Kicker component of the commission program is designed to drive high take rate along with high 60-day stick rate performance.  A 40% to 49.99% Take-Rate with a Stick Rate between 88% to 89.99% will pay an extra $1 per sale and a Stick Rate of 90% or greater will pay an extra $2 per sale.  A 50% to 59.99% Take-Rate with a Stick Rate between 88% to 89.99% will pay an extra $3 per sale and a Stick Rate 90% or greater will pay an extra $4 per sale.  Finally, a 60% or greater Take-Rate with a Stick Rate between 88% to 89.99% will pay an extra $4 per sale and a Stick Rate 90% or greater will pay an extra $5 per sale.  The Kicker commission will be calculated monthly and based off a daily 60-day Stick Rate calculation for cancellations.  For clarity and as an example, January commission calculations will include Kicker Commission calculations for the prior October sales.  Stick Rate for October will be calculated as follows: Oct. 1st sales are tracked through Dec. 1st for cancellations and Oct. 2nd sales are tracked through Dec. 2nd for cancellations, etc.  Any cancellations within that 60-day period are included in the Stick Rate calculation and then rolled up monthly.  This commission will be calculated at the DMA level.

(b)DIRECTV's right to subject Contractor to a charge back shall commence upon the earliest to occur of any of the following events, as they relate to each applicable Subscription:

(i) the termination of the Subscription for any reason (including termination resulting in a change in customer account type to an account type ineligible to purchase the Protection Plan) in the first sixty (60) days of service; or

(ii) the disconnection of the Subscription for any reason; unless a reconnection by Subscriber occurs within the first sixty (60) days of service; or

(iii)the termination of the Subscription for any reason in the first sixty (60) days of service; or

(iv)the cancellation by the Subscriber of its commissionable DIRECTV Programming Package, notwithstanding such customer maintaining its Protection Plan Subscription after said Programming Package cancellation in the first sixty (60) days of service.

(c)An accounting setting forth Contractor’s monthly Protection Plan Subscriber Base shall be included with Contractor’s monthly commissions report it receives as a commissioned DIRECTV Contractor.

(d)No Protection Plan Commissions shall be earned if a customer elects to purchase the Protection Plan on any date subsequent to that calendar date which is the customer’s DIRECTV Programming Service Activation Date or the date on which the Service Call at which the Protection Plan was promoted by the technician.

6.3EXCEPTIONS.

(a)Notwithstanding anything to the contrary herein, DIRECTV shall not be required to pay any Protection Plan Commissions for:

(i) any Subscription canceled prior to the commencement of service;

(ii) any Subscription that may inadvertently attach to (or change to) a customer account type not eligible as a commissionable account type as set forth in this Exhibit;

(iii)Orders made by a Subscriber subsequent to the offer made by DIRECTV to customer upon Activation;

(b)DIRECTV shall not be required to pay any Protection Plan Commissions on account of payments received by DIRECTV from Subscribers after the termination of this Agreement or termination of this Protection Plan marketing program.

6.4CHANGES.  Contractor acknowledges that DIRECTV may need to adapt its marketing cost structure to changing conditions from time to time.  Accordingly, DIRECTV may change the Commission Schedule (including the Commission rate) at any time, and from time to time, in its discretion; provided that DIRECTV shall give Contractor at least thirty (30) days prior written notice of the effective date of any such change.

6.5SET-OFFS BY DIRECTV.  DIRECTV may set-off or recoup any amounts owed to it by Contractor, or by its subsidiaries and affiliates, pursuant to this or any other agreement with DIRECTV, and any damages suffered by DIRECTV due to Contractor's breach hereof or other misconduct, against any amounts which it owes to Contractor.  The foregoing does not limit DIRECTV's right to recover any unrecouped balance.

6.6EMPLOYEE ELIGIBILITY.  Contractor employees (including employees of Authorized Subcontractors only) shall be subject to minimum standards with respect to the number of Subscriber cancellations tied to the monthly sales of each such employee (i.e., the Stick Rate).  Specifically, all employees credited with eight (8) or more commissionable Protection Plan sales in a given month (Commission period) with a corresponding 60-day Stick Rate of 50% or less will subject Contractor to a chargeback equal to 100% of Protection Plan Commissions for sales attributed to that employee in that applicable month.  Furthermore, DIRECTV may deem any and all future sales attributed to a specific employee “Commission-ineligible” if that employee’s Stick Rate falls below the minimum for an extended period of time, as shall be determined by DIRECTV in its sole discretion,

7.TERMINATION. Either party may elect to terminate this promotion and marketing of the Protection Plan by Contractor for any or no cause upon ten (10) business days written notice to the other party

2.  Counterparts.  This Eighth Amendment may be executed in counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

Except as expressly provided in this Eighth Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Eighth Amendment through their duly authorized representatives as of January 1, 2015.

ACCEPTED AND AGREED TO:

Multiband Field Services, Inc.		DIRECTV, LLC

By:	/s/ Bradley J. Fishel	By:	/s/ David W. Baker
Name:	Bradley J. Fishel	Name:	David W. Baker
Title:	Sr. Director, Contracts	Title:	Senior Vice President, Field Services